EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

1.   Starcraft Automotive Group, Inc.

     State of Incorporation: Indiana


2.   Imperial Automotive Group, Inc.

     State of Incorporation: Indiana

3.   Conversion Warranty, Inc.

     State of Incorporation: Indiana

4.   National Mobility Corporation

     State of Incorporation: Indiana

5.   Tecstar LLC (50% owned)

     State of Organization: Indiana

5(a) Classic Design Acquisition Company, LLC

     State of Incorporation:  Indiana

     (Owned by Tecstar LLC)

6.   Tecstar Manufacturing Canada Limited (50% owned)

     Province of Incorporation:  Nova Scotia

7.   Tarxien Automotive Products Limited (50% owned)

     Province of Incorporation:  Nova Scotia